Exhibit 4.9

BENEFICIAL OWNER ELECTION FORM

INSTRUCTIONS

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the offering of 9% Convertible Subordinated Debentures due [MATURITY DATE] (the “Debentures “) of Community West Bancshares (“Community West”).

This will instruct you whether to exercise your Right to purchase Debentures distributed with respect to the shares of Common Stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus.

☐	Please DO exercise the Right for Debentures as set forth below.

☐	Please DO NOT exercise the Right for Debentures.

	Principal Amount of Debentures Subscribed For *	Payment **
Basic Subscription Privilege with Rounding-Up Privilege	_________________	$_____________
Over-Subscription Privilege	_________________	$_____________
Total Payment Required	_________________	$_____________
___________________________
 * Must be in denominations of $1,000 or integral multiples thereof
 **100% of principal amount

☐	Payment in the following amount is enclosed: $____________.

☐	Please deduct payment of $ ____________ from the following account maintained by you as follows:

___________________________
Account No.

____________________________
Type of Account

Date: _____________________

IF DEBENTURES ARE TO BE HELD IN JOINT OWNERSHIP, ALL JOINT OWNERS SHOULD SIGN THIS CERTIFICATE

Name of Shareholder (please print or type)	Signature

Name of Shareholder (please print or type)	Signature